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                                                                    Exhibit 10.8

                                   AGREEMENT
                                   ---------

     THIS AGREEMENT (the "Agreement") dated as of June 14, 2001, is entered into by and between JENS MOLBAK (hereinafter referred to as "Executive") and COINSTAR, INC., a Delaware corporation (hereinafter referred to as "Coinstar").

                                   RECITALS

     A. Executive is Chairman, founder and former Chief Executive Officer of Coinstar.

     B. Executive and Coinstar wish to enter into an agreement to resolve any and all issues that may exist between them in connection with the employment relationship and its planned termination and to provide for Executive's consulting role with the Company following such termination.

     C. Executive's employment at Meals.com, Inc. ("Meals.com"), a subsidiary of Coinstar, will not impacted by this Agreement.

                                  AGREEMENTS

1.   EMPLOYMENT:  ENDING DATE AND RESPONSIBILITIES

     Executive's employment as Chairman of Coinstar will terminate effective June 20, 2001 (the "Resignation Date"). Contemporaneous with the execution of this Agreement, Executive will submit in writing his resignation from Coinstar in a form substantially similar to the letter attached hereto as Exhibit A.

2.   SEVERANCE PAY AND BENEFITS

     Coinstar will pay Executive $500,000 (the "Severance Amount") following the Resignation Date in accordance with the terms set forth herein. Such payment shall be provided in equal monthly installments, less applicable deductions and tax withholding, at regular payroll intervals during the two-year period following the Resignation Date (the "Severance Period"). The Severance Amount payable at any given payroll interval during the Severance Period will be reduced by the gross amount of cash compensation (including severance payments, if any) Executive receives as compensation for services provided to or in connection with Meals.com (provided that Meals.com is a majority-owned subsidiary of Coinstar) during or with respect to that payroll period. During the Severance Period, Executive will be entitled to the following with respect to health insurance benefits: for the 18 month period following the Resignation Date (the "COBRA Period"), Executive elects, pursuant to COBRA and the related provisions in the applicable Coinstar health insurance plans, to continue his current health insurance benefits for himself and his dependents ("COBRA Coverage") and Coinstar agrees to pay the monthly premium for such COBRA Coverage ("COBRA Premium") during the COBRA Period. Coinstar agrees to provide Executive reasonable assistance in obtaining alternative health insurance coverage for final six months of the Severance Period and agrees to reimburse Executive for the

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premiums relating to such alternative coverage during such remaining six month period in a monthly amount not to exceed the last monthly COBRA Premium paid by Coinstar for COBRA Coverage. Notwithstanding the foregoing, if Executive obtains health insurance benefits under another employer's plan ("Alternative Health Plan Coverage"), Executive acknowledges that he shall thereafter no longer be entitled to COBRA Coverage under Coinstar's plan; provided, however, that for the remaining Severance Period Coinstar shall reimburse Executive for the premiums relating to his dependents' Alternative Health Plan Coverage for which he is personally responsible up to a maximum of the portion of the last monthly COBRA Premium paid by Coinstar for his dependent's COBRA Coverage. All other Coinstar benefits cease on the Resignation Date. In the event of any non-payment by Coinstar of the Severance Amount in breach of this Agreement, which breach is not cured by Coinstar within 15 days of the date such payment was due, Executive shall be entitled to an amount equal to twice the portion of the Severance Amount which is not paid when due.

3.   OTHER SERVICES; CONSULTING SERVICES

(a) Upon the effectiveness of this Agreement (in accordance with Section 12), Coinstar will provide Executive with a transition benefit of $50,000 to be used (in Executive's sole discretion) for legal fees and expenses relating to the negotiation and preparation of this Agreement, professional tax planning services, and other costs and expenses relating to this Agreement, Executive's resignation or Executive's transitional needs in connection with his resignation.

(b) Executive shall be available to provide consulting services to Coinstar during the Severance Period as partial consideration for the Severance Amount. The consulting services shall be provided at times and locations reasonably requested by Coinstar; provided, however, that Coinstar agrees to use its best efforts to schedule Executive's consulting services at times convenient for Executive and consistent with his other business or occupational opportunities and obligations; provided further, that requested consulting services shall involve no more than four (4) trips outside of the Seattle/King County metropolitan area per annum, shall not exceed an average of eight (8) hours per month and shall not exceed 30 hours (not including travel time) in any one month, in each case unless otherwise agreed. The consulting services shall be in the nature of public appearances at trade shows, meeting with Coinstar's customers, transition services, assistance in prosecution of Coinstar's patent application and patent rights, other meetings to enhance Coinstar's business plan or product lines, and other activities that are not inconsistent with the duties historically performed by Executive for Coinstar while employed by Coinstar. Coinstar agrees that, without Executive's prior consent, Executive shall not be required to perform consulting services that would require Coinstar to disclose to Executive, and Coinstar agrees to not disclose to Executive, any nonpublic information regarding Coinstar that would reasonably be considered material under applicable federal securities laws. Executive agrees not to solicit from Coinstar any such material nonpublic information . Coinstar acknowledges that Executive may perform services for third parties during the Severance Period, provided that performing such services does not result in violation of Section 9 of this Agreement. Coinstar agrees to indemnify and hold Executive harmless from any expense, liability or loss (including reasonable attorneys' fees) relating to any actual or threatened action, suit or proceeding against Executive arising out of actions or omissions of Executive in his capacity as a consultant

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hereunder, except for such actions or omissions involving gross negligence or willful misconduct.

4.   STOCK OPTIONS

     So long as Executive continues to provide consulting services to Coinstar as contemplated by Section 3(b) hereof, Executive's unvested Coinstar options shall vest in accordance with their current vesting schedules and the vested portion of any such option may be exercised at any time during the current term of such option. In the event Coinstar terminates Executive as a consultant for any reason during the Severance Period, one hundred percent (100%) of Executive's unvested Coinstar options will immediately vest and such options may be exercised at any time for up to a period equal to two years and ninety days from the Resignation Date; provided, however, that in no event shall a Coinstar option held by the Executive be exercisable following the date that is ten years after the date such option was granted to Executive. In the event Executive terminates the consulting services for any reason during the Severance Period other than following a material breach of this Agreement by Coinstar, in addition to the other remedies Coinstar may have, the unvested portion of Executive's Coinstar options shall expire and be not be exercisable and Executive shall have 90 days from the date of such termination to exercise the vested portion of his Coinstar options. At the completion of the Severance Period, and assuming no prior termination of the consulting services has occurred, one hundred percent of Executive's then unvested options will immediately vest. In no event shall termination of consulting services by Executive or Coinstar for any reason effect the duration of the Severance Period.

5.   NON-DISPARAGEMENT OBLIGATION

     Executive and Coinstar shall refrain (and Coinstar shall cause its officers, directors and employees to refrain) from making any derogatory comment in the future to the press or any individual or entity regarding the other that relates to their activities or relationship prior to the date of this Agreement, which comment would likely cause material damage or harm to the business interests or reputation of Executive or Coinstar. Executive and Coinstar further agree that each will refer to Executive's separation as a resignation in all third party communications.

     Each of Executive and Coinstar acknowledges that the non-disparagement provisions of this Section 5 are essential to the other party, that such other party would not enter into this Agreement if it did not include this Section 5, and that damages sustained by such other party as a result of a breach of this
Section 5 cannot be adequately quantified or remedied by damages alone. Accordingly, each party shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 5.

6.   VALID CONSIDERATION

     Executive recognizes and agrees that Coinstar's commitments and undertakings herein are not required by Coinstar's policies or procedures or by any contractual obligation of Coinstar

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and are solely as consideration for resolution of the severance arrangements between Executive and Coinstar arising out of his employment.

7.   COMMUNICATIONS REGARDING AGREEMENT

     Executive shall not initiate communications regarding this Agreement, except for communications with his attorneys, financial advisors, family, or friends, or except as otherwise required by law. If asked by any person other than the foregoing, Executive shall state only that he is stepping down as Chairman of the Board and will act as a consultant to the Company. The provisions of any press release by the Company relating to Executive's resignation shall be subject to the prior approval of Executive, which approval will not be withheld unreasonably and shall be given no later than 24 hours after a draft of such press release is provided to Executive.

8.   GENERAL RELEASE OF CLAIMS; INDEMNIFICATION

     Each party (a "Releasing Party") expressly waives any claims against the other party (a "Released Party") and releases the Released Party (including its subsidiaries, officers, directors, stockholders, managers, agents and representatives) from any claims the Releasing Party may have in any way connected with Executive's employment with Coinstar and the scheduled termination of his employment. It is understood that this release includes, but is not limited to, any claims Executive may have for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, expressed or implied, any theory of wrongful discharge, any legal restriction on Coinstar's right to terminate employees, or any federal state, or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship. Executive represents that he has not filed any complaints, charges or lawsuits against Coinstar with any governmental agency or any court, and agrees that he will not initiate, assist or encourage any such actions. This waiver and release shall not waive or release any claims under this Agreement or predicated on acts that occur after the date of execution of this Agreement. Executive's release of claims shall not affect any indemnification rights or obligations to which he may be subject (including, without limitation, in his capacity as an officer or director of any subsidiary of Coinstar) under the indemnification agreement entered into July 1997 between Executive and Coinstar. Coinstar represents that during the term of Executive's employment as an officer or director of Coinstar (and in his capacity as an officer or director of any subsidiary of Coinstar) he was covered by Coinstar's primary directors' and officers' liability insurance and excess directors' and officers liability insurance. In the event that Coinstar obtains control of Meals.com, Coinstar agrees to cause Meals.com to enter into a mutual release on terms substantially similar to the terms of this Section 8.

9.   NONCOMPETITION AND NONDISCLOSURE

     (a) The nature of Executive's employment with Coinstar has given Executive access to trade secrets and confidential information, including information about its technology and customers. Therefore, except as provided in subparagraph (b) below, during the Severance

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Period, Executive will not engage in, be employed by, perform services for, participate in the ownership (except that Executive may beneficially own up to 5% of the outstanding stock of a publicly traded company), management, control or operation of, or otherwise be connected with, either directly or indirectly, any business or activity whose efforts are in competition with (i) the products or services manufactured or marketed by Coinstar as of the Resignation Date, or
(ii) the products or services which have been under research or development by Coinstar during the term of Executive's employment, and which Coinstar is demonstrably considering for further development or commercialization as of the Resignation Date. The geographic scope of this restriction shall extend to anywhere Coinstar is doing business, has done business or intends to do business. Executive acknowledges that the restrictions are reasonable and necessary for protection of the business and goodwill of Coinstar. The restrictive provisions in this Section 9(a) shall not apply in the event Coinstar unilaterally discontinues payment of the Severance Amount in breach of this Agreement (provided that Executive notify Coinstar of such breach and Coinstar be given a reasonable period of time to cure such breach), unless such discontinuance is as a result of a material breach by Executive of the terms of this Agreement.

     (b) In the event Coinstar and Meals.com enter into a noncompetition agreement after the date hereof (the "Meals Noncompete"), the restrictive provisions of subparagraph (a) above shall be automatically amended so that they are identical to the Meals Noncompete for so long as (i) Executive works full time for Meals.com, (ii) such Meals Noncompete remains in full force and effect and (iii) Executive and Meals.com strictly comply with the Meals Noncompete. Should (i) Executive cease working for Meals.com, (ii) the Meals Noncompete not remain in full force and effect or (iii) Executive and Meals.com not strictly comply with the Meals Noncompete, the restrictive provisions of subparagraph (a) will be automatically reinstated and in full force and effect.

     (c) Without limiting the generality of the obligations set forth in that certain Proprietary Information and Inventions Agreement dated February 26, 1991 between Skydeck Corporation (now know as Coinstar, Inc.) and the Executive (the "Proprietary Information and Inventions Agreement"), Executive further will not disclose any confidential information about Coinstar relating to its business, technology, practices, products, marketing, sales, services, finances or legal affairs.

10.  NON-INTERFERENCE WITH COMPANY'S EMPLOYMENT RELATIONSHIP

     Executive agrees that he will not directly or indirectly seek to induce the departure of or hire away any current employees of Coinstar during the Severance Period and for a period of twelve (12) months following the termination of the Severance Period. In addition, he agrees not to interfere in any manner with the employment relations between Coinstar and its other employees; provided, that in the event any employee of Coinstar unilaterally approaches Executive to discuss specifically employment or other business opportunities with Executive or any business with which Executive is involved, Executive is free to engage with such Coinstar employee; provided further, however, that the foregoing shall not be deemed in any way to relieve Executive of his obligations under Section 9 of this Agreement (including his obligations

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under the Proprietary Information and Inventions Agreement) or any such Coinstar employee of any legal or contractual obligations he or she may have to Coinstar.

11.  REAFFIRMATION OF PRIOR AGREEMENTS

     Executive agrees that he shall continue to be bound by the terms of the Proprietary Information and Inventions Agreement, other than Sections 7 and 11 of that agreement, as if he were an employee during the time he furnishes consulting services to Coinstar.

12.  REVIEW AND REVOCATION PERIOD; EFFECTIVE DATE

     Executive and Coinstar agree that he shall have twenty-one (21) days to review this Agreement (although he may choose to execute it sooner) and consult an attorney if he so chooses, during which time the proposed terms of this Agreement shall not be amended, modified or revoked by Coinstar. Executive may revoke this Agreement if he so chooses by providing written notice of his decision to revoke this Agreement to Coinstar within seven (7) days following the date he signs this Agreement. This Agreement shall become effective and enforceable upon expiration of this seven (7) day revocation period.

13.  SEVERABILITY

     The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

14.  AVAILABILITY AND CONSULTATION

     Executive will make himself reasonably available to Coinstar and counsel for Coinstar for the purpose of enabling Coinstar to defend against any legal claims in which Coinstar determines he may have knowledge or information.

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15.  REIMBURSEMENT OF CERTAIN EXPENSES

     Coinstar will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any consultations under Section 14.

16.  CERTAIN COOPERATION

     Coinstar agrees to provide Executive or his agents with information requested by Executive or his agents which is reasonably necessary to enable Executive to effect any filings required under applicable securities laws or which may reasonably be required by Executive in connection with the unregistered sale or other transfer of Coinstar stock owned by Executive. Coinstar further agrees, and shall cause its transfer agent, to process promptly any stock transfers by Executive for which appropriate transfer documentation (including, solely to the extent Rule 144 is applicable to such transfer, seller's and broker's documents and legal opinions customarily required for sales of restricted or control securities under Rule 144) is presented to the Company's transfer agent by Executive or his agents.

17.  MEDIATION AND ARBITRATION

     Except for claims for specific performance or other equitable relief, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by
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Coinstar and Executive or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Prior to the initiation of any arbitration hereunder, the parties shall engage in mandatory mediation in the interest of expediting a prompt resolution of any dispute. Coinstar shall be responsible for payment of any and all costs and fees of such mediation, including attorneys' fees for Executive, in an amount not to exceed Ten Thousand Dollars ($10,000).

18.  SUCCESSORS AND ASSIGNS

     This Agreement will bind and inure to the benefit of each of the parties hereto and their respective legal representatives, successors and assigns.

19.  NON-ADMISSION

     This Agreement shall not be construed as an admission by either party hereto of any wrongful act, and each party specifically denies any liability to the other party. This Agreement is entered into by the parties solely for the purpose of resolving all issues between Coinstar and Executive for all events occurring on or before the date of execution of this Agreement.

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20.  KNOWING AND VOLUNTARY AGREEMENT

     Executive represents and agrees that he has read this Agreement, understands its terms and the fact that it releases any claim he might have against Coinstar and its agents, understands that he has the right to consult an attorney of his choice, acknowledges that he has in fact consulted an attorney, and enters into this Agreement without duress or coercion from any source.

21.  ENTIRE AGREEMENT

     Except for (1) the continuing obligations of Executive under that certain the Proprietary Invention and Information Agreement, and (2) the continuing rights, amended by Section 4 hereof, and obligations under Executive's existing stock option agreements, this Agreement sets forth the entire understanding between Executive and Coinstar, superseding any prior agreements or understandings, express or implied, pertaining to the terms of Executive's employment with Coinstar. Executive acknowledges that in executing this Agreement, he does not rely upon any representation or statement by any representative or agent of Coinstar concerning the subject matter of this Agreement.

22.  APPLICABLE LAW

     This Agreement and all obligations and duties under this Agreement shall be governed by and interpreted according to the laws of the State of Washington, without regard to its choice of law principles to the contrary.

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                                    /s/ Jens Molbak
Dated: June 14, 2001                _________________________________
                                    Jens Molbak


                                    COINSTAR, INC.



Dated: June 14, 2001                By:   /s/ William Ruckelshaus
                                    Its:  Compensation Committee Chair

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June 14, 2001


Board of Directors


Gentlemen:

I hereby resign my positions on the Board of Directors of Coinstar, Inc., Meals.com and Coinstar International, Inc.

I also hereby resign as Chairman of Coinstar, Inc. effective June 20, 2001, to pursue other business opportunities. I am giving you advance notice in order to enable Coinstar to provide an orderly transition of my duties.


Sincerely,

/s/ Jens Molbak

Jens Molbak

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